Exhibit 10.12

LEASE AGREEMENT

FOR COMMERCIAL SPACES

between

Solidas Immobilien und Grundbesitz GmbH, Ludwigstr. 13, 86152 Augsburg

VAT ID DE 256334695

hereinafter referred to as “Landlord”

and

ExOne GmbH, Daimlerstr. 22, 86368 Gersthofen

represented by the Managing Director, Mr. Eric Bader

hereinafter referred to as “Tenant”

The following Lease Agreement is entered into:

Preliminary Remarks

On today’s date, Landlord has entered into a notarized Property Sales Contract with ExOne Property GmbH, Daimlerstr. 22, 86368 Gersthofen, and with Tenant. The Property Sales Contract pertains to the acquisition of the leased premises detailed in §1. Transfer of possession, use, and encumbrances on the leased premises to Landlord shall take place on 12/31/2019 at midnight.

§ 1	Leased Premises and Price of Rent

The subject matter of the Leased Agreement is the real estate property located at Daimlerstrasse 22, 86368 Gersthofen, land parcel 647/2 (Augsburg District Court, Land Register of Gersthofen, sheet 14979), with the legal components related to it, as well as the operating equipment (particularly the overhead crane systems, ventilation systems, and solar systems) as set forth in Addendum 1.

The rental areas consist of approx. 3,187 m² to be used as offices and social areas (office building, including 1st and 2nd floor storage and production hall, including approx. 628 m² of unfinished areas as archive rooms on the 2nd floor storage and production hall) and approx. 13,660 m² to be used as a storage and production hall (ground floor storage and production hall), as well as the remaining property areas of land parcel 647/2 of the district of Gersthofen with the 148 automobile parking spaces located there. All rental areas can be viewed in the ground plans set forth in Addendum 2.

At its own discretion, Tenant is at liberty to use the solar cell systems that are part of the leased property. Said use is compensated by the base rent set forth below; Tenant alone is fully entitled to income produced and any economic advantages from operating the solar cell systems within the scope of their use.

The monthly price of rent is agreed as follows:

Base rent	EUR 125,000.00
plus VAT in the applicable statutory amount
(currently 19%)	EUR 23,750.00
Total rent	EUR 148,750.00

The leased areas are presented in the layout and in the ground plans (Addendum 2), which are appended to this contract as essential components thereof.

The room partitions drawn into the layout (Addendum 2) partially do not match the actual condition of the leased premises and are thus not binding. The Parties shall document the actual condition of the room partitions in the transfer report (cf. §3).

Rent is subject to the rent adjustment clause agreed to in §5.

The obligation to pay rent commences on 1/1/2020. The Parties agree, however, that the rent and operating costs set forth in §6, which are due and payable by Tenant starting 1/1/2020 through the calendar day when Landlord’s purchase price is paid in accordance with the Sales Contract on the acquisition of the leased premises (cf. Preliminary Remarks), must first be paid to Landlord (retroactively) within 10 bank work days after the purchase price is paid in full.

Subject to the rule set forth in the paragraph above, the total rent must be paid monthly in advance by the 3rd work day of each month, without deductions, to Landlord’s account.

Banking details will be provided.

§ 2	Rental Purpose, Use

The leased property is leased exclusively for use as a production location as described above with production and storage areas, research and development areas, office spaces, archive rooms (particularly unfinished areas on the 2nd floor of the storage and production hall), and social areas, as well as a factory cafeteria. The information about the area set forth in §1(2) and §2 does not entail a restriction in terms of the position and the scope of the allowed uses within the rental property. Changes to the purpose of use require the prior written consent of Landlord, who may refuse only for due cause.

However, Landlord may make consent contingent on a reasonable surcharge to the rent, if the desired new use is more demanding on the rental property.

Tenant shall obtain all required official permits and/or licenses that are associated with its operation, at its own expense and at its own risk, insofar as they are related to the person of Tenant and its companies. The above rules do not apply if the denial or cancellation of a permit/permission and/or if public restrictions and stipulations are based on the—even structural—quality and/or the location of the leased premises.

Landlord does not guarantee any protection from competition.

§ 3	Condition of Leased Premises, Transfer of Areas

Tenant is aware of the leased area in the current condition. Prior to entering into the Lease Agreement, Tenant has thoroughly inspected all rental areas and has examined them for their suitability for the rental purpose; Tenant shall be the user of the rental area after the first sale of the rental property. The Parties shall document the condition of the rental area after the start of lease in a transfer report. The rent shall also be owed to the full extent if the actual dimensions of the area differ from the areas set forth in §1 Leased Premises and Price of Rent of this Lease Agreement.

§ 4	Term of Lease, Termination, Condition Precedent, Right of Rescission

The tenancy shall commence on 1/1/2020 and has a fixed term until 12/31/2022.

Tenant has the right to renew the Lease Agreement twice by a unilateral option, each for five additional years. The exercising of the option right must have been communicated to Landlord in writing no later than 9 months prior to the end of the fixed term.

If Tenant continues to use the rental property after the end of the lease term—if renewed, then after the option period—the tenancy renews for an indefinite period of time and may be terminated by either side with a notice period of 9 months.

Landlord may terminate the Lease Agreement with immediate effect, if Tenant is culpably in arrears with payments. The statutory provisions under the BGB (Bürgerliches Gesetzbuch [German Civil Code]) apply to termination. Termination must be issued by registered letter.

The Lease Agreement is subject to the condition precedent of the effectiveness of the Sales Contract for the leased premises (cf. Preliminary Remarks) which is entered into on today’s date between ExOne Property GmbH, Daimlerstr. 22, 86368 Gersthofen, and Tenant.

In the event that the Sales Contract for the leased premises is reversed or if, for any other reason, it fails to materialize, Tenant is authorized to rescind this Lease Agreement without notice. The right of rescission is to be exercised by registered letter.

§ 5	Rent Indexing

Regarding future rent increases, the Parties adopt the following agreements:

The rent set forth in §1 is firmly agreed to for the fixed term until 12/31/2022. Should Tenant exercise the option right set forth in §4, the rent is subject to the value adjustment starting 1/1/2023. The basis for the value adjustment is the consumer price index for Germany established by the Federal Statistical Office for January 2023.

The rent is first adjusted on January 2024 and shall increase or decrease by the change in percent of the consumer price index from January 2023 to January 2024.

The rent shall then be adjusted annually on the basis of the consumer price index for January of the respective calendar year.

The rent shall be adjusted automatically each year, effective as of January 1 of the running calendar year, without requiring a notification thereof by one of the contracting Parties. The changed amount is to be paid or reimbursed, if applicable, also retroactively for the time starting January 1 of the running calendar year, as soon as the eligible Party has accurately calculated and notified the other Party of the rent adjustment, at least in writing without a signature. The respective Party who is under a payment obligation, however, defaults on (subsequent) payment of the difference no sooner than 30 calendar days after receipt of the notice from the eligible Party of the rent adjustment.

§ 6	Operating Costs

In addition to the rent set forth in §1, Tenant shall directly cover all operating costs stated below that are incurred on the rental property, except for property tax and building insurance. The property tax and building insurance shall be invoiced to Tenant separately. The costs for building insurance that are to be paid by Tenant for the first rental period from 1/1/2020 until 12/31/2022 are limited to a maximum of EUR 40,000.00 gross, including insurance tax per calendar year.

The operating costs incurred on the rental property are the operating costs set forth in §§1 and 2 nos. 1-16 of the BetrKV (Betriebskostenverordnung [German Operating Costs Regulation]), as amended. The currently updated version is appended to the contract as Addendum 7.

Moreover, Tenant shall cover the following, additional operating costs (§2 no. 17 BetrKV):

-	climate control system, ventilation systems
-	grease separator
-	fire-detection systems
-	legionella inspections
-	disposal of special waste
-	window cleaning, facade cleaning, guttering cleaning, and flat roof cleaning
-	maintenance and management of the locks

-	maintenance of barricades
-	fire extinguishers (this includes the costs of regular maintenance and costs of replacing the extinguishing agent)
-	smoke outlet/built-in fire hydrants (this includes the costs of regular maintenance)
-	solar cell systems

To this extent, Tenant shall cover all allocable operating costs that Landlord regularly incurs for the building or the rental unit and that proportionally apply to the tenancy.

Operating costs that are not recorded separately for the rental area are proportionally billed by Landlord to Tenant.

The size of the portion arises out of the relationship between:

the leasable area of the whole property to the rental area of this contract.

To determine the heating costs, Landlord shall rent electronic heat-cost meters—to the degree actually required.

If ongoing operating costs are not allocated directly to Tenant, they are divided up based on the size of the rental area in relation to the total area of the billing unit. For instance, these are costs for water, drainage, ventilation, and the climate control systems.

If possible, Tenant shall settle operating costs directly with the respective billing company.

A monthly advance payment for operating costs is not agreed to.

The operating costs not covered directly by Tenant are billed on 12/31 of each year; this bill should be issued by 12/31 of the respective subsequent year. Any back payment or late payment is due within 14 days. It is nonetheless agreed that the property tax and building insurance shall be billed to Tenant shortly after they are due.

§ 7	Insurance

Tenant agrees to take out business liability insurance with a sum insured of $2,500,000.00 and to provide proof of insurance to Landlord upon request.

§ 8	Public Safety Obligation

As of transfer of premises, Tenant shall assume the obligation to maintain public safety in the rental property as well as in the entrance area to the buildings of the rental property on the contractual property.

Tenant is also responsible for the public safety obligation outside the building of the rental property, particularly the duty to clean up trash, remove snow, and spread de-icing agents on the contractual property. The costs for this are borne by Tenant.

§ 9	Upkeep and Structural Changes

Repairs and upkeep costs to the structural parts of the rental property (“roof and building structure”) shall be charged to Landlord. Tenant is required to carry out the ongoing upkeep and repair required due to use on the inside of the rental spaces. “Roof” within the meaning of these rules is the roof structure with the roofing materials and the relevant plumbing work (gutters), including canopies, awnings, and glass roofs, as well as entrances and exits to the roof. “Building structure” within the meaning of these rules is the load-bearing parts of the building (all foundations, load-bearing walls, exterior walls, as well as the parts that are firmly connected to the property, ceilings of the different floors, the facade, including facade lining, all technical equipment laid inside the exterior wall up to the exit into the leased premises, as well as the chimney).

Tenant shall properly carry out all repair and upkeep work required due to use inside the rental space as well as use of technical equipment, including the solar cell systems which are provided exclusively to Tenant and/or are used exclusively by Tenant. Tenant shall also keep all systems in a usable condition. This also includes all cosmetic repairs and replacements.

Cost limits:

The above obligations of Tenant to carry out upkeep and repair measures, including replacements, are limited to measures whose costs (incl. VAT) per instance are no more than EUR 500.00 plus VAT in the applicable statutory amount (currently 19%) and p.a. are not more than a maximum of 4% of the annual rent (base, net). The aforementioned cost limits do not apply to the solar cell systems.

The above obligations of Tenant to carry out upkeep and repair measures, including replacements, are also excluded if the upkeep and/or repair need does not pertain to damages caused by third parties who are Tenant’s responsibility and/or does pertain to damages caused by Landlord.

Wear and tear and damages that are culpably caused and traced back to Tenant’s non-contractual use of leased property, as well as damages that are caused by the fault of Tenant, its employees, or other individuals who are connected with Tenant’s business operations, are to be corrected or reported by Tenant. Structural changes to the rental property require the prior written consent of Landlord, who may refuse only for due cause. If official permits might be required, they must be obtained by Tenant at its expense and proven to Landlord upon request.

Tenant is authorized to install equipment that appear necessary to it to use the rental property, provided that it is not detrimental to Landlord’s protectable interests and/or it does not harm other tenants of the rental property.

Official conditions that are issued in relation to the rental property after transfer of premises and are based in Tenant’s conduct, or business management, or the nature of their business are to be fulfilled by Tenant at its expense.

§ 10	Advertising

If Tenant intends to install its company signs or other outside advertising on the rental property, then the design thereof must be discussed with Landlord. Additionally, Tenant is authorized to install advertisements such as display windows, signs, billboards, flags, etc. on the exterior front of the property after receiving the prior written consent of Landlord and after receiving the official permit. Landlord may refuse consent only for due cause. An advertising system in accordance with the advertisement concept appended to this Lease Agreement in Addendum 8 is hereby approved by Landlord.

At the end of the tenancy, Tenant must remove its company signs.

§ 11	Return of Leased Premises

Tenant is required to return the rental property swept clean after the end of the tenancy, after having fulfilled its obligations to carry out cosmetic repairs and for normal wear and tear. All keys transferred to Tenant must also be returned.

Movable belongings of Tenant are to be properly removed from the rental spaces. Tenant is not required to return the leased premises to the condition set forth in the layout (Addendum 2) or to produce that condition.

Tenant must furthermore eliminate all damages that are culpably caused by Tenant, its agents, or individuals who are in the rental property with Tenant’s knowledge and volition.

§ 12	Sublease

With the approval of Landlord, Tenant is authorized to sublease the entire leased premises, in whole or in part. Landlord may refuse consent only if due cause requires this. Due cause is especially present if, for example, the subtenant does not render services in the leased premises that are subject to VAT, unless Tenant already declares to be prepared to settle with Landlord costs and financial disadvantages incurred thereby (e.g. input tax authorizations in the sense of §15a UStG (Umsatzsteuergesetz [German Value Added Tax Act]). Landlord here and now issues consent to sublease or to transfer use of partial areas of the rental property to Sandhelden GmbH & Co. KG and/or the DTS Catering and Planning/Thomas Schnörzinger. The relevant contracts are appended as Addenda 10a and 10b. The contract with DTS Catering & Planning/Thomas Schnörzinger was entered into on 6/26/2014 (a copy of which is appended in Addendum 10a for purposes of proof). The contract with Sandhelden GmbH & Co. KG was entered into on 4/12/2017 (a copy of which is appended in Addendum 10b for purposes of proof).

If Landlord issues its consent to sublease, then Tenant’s duties nonetheless continue to exist in relation to Landlord to fulfill all claims arising out of this contract.

The sublease contract ends no later than the end of this Lease Agreement. The subtenant is granted no option rights. At the end of the existing Lease Agreement, a new Lease Agreement may be entered into between Landlord and the subtenant.

§ 13	Sale of Rental Property, Transfer to Third Party with Consent of Tenant

In the event of a sale of the rental property, the statutory rules apply; in particular, §566(2) BGB and all of Landlord’s duties existing until transfer of ownership remain unaffected.

Landlord may make one or several third parties endowed with rights arising out of this Lease Agreement in such a way that they, in lieu of Landlord, may request Tenant’s payments.

The third party or third parties within the meaning of this rule in this §13 must be the owner, co-owner, or holder of equivalent land rights pertaining to the property which forms the subject matter of this Lease Agreement.

The rights and duties of Tenant arising from this Lease Agreement are not affected by such a change.

If there is a change in Tenant’s legal form or in the composition of the shareholders, then Tenant’s rights and obligations continue to exist unchanged.

The same applies in the case of a sale or another legal successor of Tenant, provided that it is not connected with a change in industry.

§ 14	Rent Security Deposit

As a security of all of Tenant’s obligations arising from this Lease Agreement during the period of the fixed term of lease as set forth in §4(1) sentence 1, Landlord shall receive a Patronage Declaration from Tenant’s parent company, The ExOne Company, in accordance with the sample in Addendum 9. This Patronage Declaration shall expire after the end of the fixed term of lease set forth in §4(1) sentence 1. After fulfilling all of Tenant’s obligations which arise out of this Lease Agreement and which are secured by the aforementioned Patronage Declaration, the original copy of the Patronage Declaration must be returned no later than the end of the fixed term of lease set forth in §4(1) sentence 1.

In the case that Tenant exercises the renewal option set forth in §4(1) sentence 2, the above rules in §14 apply; that is, Landlord shall receive a Patronage Declaration for the respective renewal period simultaneously against return to Tenant of the original Patronage Declaration for the preceding period.

For Landlord’s claims arising out of the tenancy, Landlord is not entitled to a lien against Tenant’s property brought into the premises. §562 BGB is excluded.

§ 15	Secondary Duties

Landlord and Tenant promise to coexist in a trusting community in the property both with each other and with the other tenants and, to this end, to show mutual respect.

Tenant must promptly notify Landlord of damages to the rental property as soon Tenant notices them, provided they are to be repaired by Landlord.

Even if Tenant does not intend to heat its rental spaces, then Tenant must at least adjust the temperature to make them frost-proof.

Landlord or its authorized representative is authorized to enter the rental spaces during business hours for legitimate cause to inspect the structural condition. Landlord must set up an appointment with Tenant for said inspection in advance. An inspection shall take place in the presence of an employee of Tenant.

If the tenancy is terminated, then Landlord is authorized to perform inspections during normal business hours with prospective tenants.

Landlord is not authorized to use Tenant’s name, trademarks or logo without the prior consent of Tenant.

§ 16	Right of Termination Without Notice

Each Party is authorized to terminate the tenancy without notice and to request that premises be immediately vacated, if Tenant has culpably violated essential provisions of this contract in spite of a prior written warning and a grace period of 2 months, particularly use of the rental property in breach of contract, i.e. Tenant uses the rental property contrary to the agreed purpose of use or contrary to use that is permitted under public law, provided that continuation of the tenancy cannot be reasonable for the other contracting Party, considering all circumstances of the individual case, particularly the fault of the contracting Parties, and weighing the interests of both sides.

In the case of the early end of the tenancy due to reasons for which Tenant is responsible, Tenant is liable for the following obligations:

The same rent must continue to be paid for the unexpired part of the agreed term of lease, unless this is compensated for by another lease or use of the rental property procured by Landlord.

The ongoing costs (telephone fees, electricity base fees, chimney sweep base fees, etc.) must also continue to be paid.

Assertion of further claims to compensation for damages as well as the claim to performance are hereby not excluded. This liability ends at the end of the agreed term of lease; however, with the move-in of a new tenant, liability ends at the latest one year after Tenant moves out.

Landlord is required to mitigate damages pursuant to §254 BGB. Additionally, Tenant is at liberty to prove that Landlord incurred less damages.

§ 18	Invalidity, Collateral Agreements, and Place of Performance, Written Form

If any of the provisions of this contract might be invalid, the contracting Parties are in agreement that the invalid provision shall be replaced by a valid one that comes as close as possible to its spirit and purpose.

This contract may be amended or supplemented only by written agreement. That applies to waiver of the written form requirement as well. There are no verbal side agreements. They are legally invalid and they must be executed in writing in order to be valid (written form requirement).

The place of payment and place of performance is Augsburg. For disputes arising from this contract that are asserted by means of summary proceedings for a payment order (§§688 ff. ZPO (Zivilprozessordnung [German Code of Civil Procedure]), the respective jurisdiction for Augsburg is binding. This jurisdiction is also agreed in the case that, after entering into this contract, Tenant moves its place of residence or permanent address away from the applicability of said law or the place of residence or permanent address is not known at the time when the lawsuit is filed.

The Parties are aware of the statutory written form requirements of §§550, 578 126 BGB. They hereby mutually agree, at the request of a Party at any time, to perform all actions and to submit all declarations that are required to satisfy the statutory written form requirement. This applies not only to entering into this contract, but also to all other supplements, amendments, and other contracts and addenda to this contract. The Parties agree that termination of this Lease Agreement due to noncompliance with the written form requirement constitutes a violation of good faith, unless all reasonable efforts have been made prior thereto in order to fulfill the requirement that the Lease Agreement be executed in writing. This clause on the obligation to cure violations of the written form requirement does not apply to a future buyer of the property due to the protective purpose of §550 BGB. In the case that the leased premises are sold and the tenancy transfers to the buyer as the new landlord, Tenant agrees to enter into an identical clause regarding the written form requirement in a Supplement with said buyer, if the buyer requests this. In order to protect Tenant’s interests, Landlord is required to obligate a future buyer in a Sales Contract (agreement pursuant to §328 BGB) to enter into a Supplement with Tenant that contains a clause regarding the written form requirement, if Tenant requests this.

§ 19	Confidentiality

The Parties are required not to disclose the agreements adopted in this contract and to keep them confidential. They may not provide them or make them available to third parties, in whole or in part. Third parties are deemed to be all other individuals who do not absolutely or provably have to receive the information in this contract to properly and professionally perform this contract. Third parties within the meaning of this provision do not include financial institutions participating in financing the building, as well as the accountants and legal advisors and supervisory bodies of the respective Parties as well as, in the case of an intended sale, the prospective buyers and their advisors. Furthermore, the Parties are authorized to disclose the agreements adopted in this contract to authorities and state institutions and to provide and issue all information that is required due to official inquiries and particularly due to the U.S. Securities Laws. The Parties are required to adopt appropriate measures that ensure that their employees and advisors maintain the confidentiality of the agreements adopted in this contract and that they are equally subject to this non-disclosure agreement or that they enter into a comparable confidentiality obligation.

In connection with entering into and executing this tenancy, the Parties shall properly conduct their business in the leased premises at all times, including the renovations measures they might be responsible for, and in compliance with the applicable laws and regulations, provided they apply to the respective Party.

Addenda:

Addendum 1	Operating Equipment
Addendum 2	Layout and Ground Plan for the Entire Rental Areas
Addendum 7	Operating Costs Regulation
Addendum 8	Advertisement Concept
Addendum 9	Patronage Declaration of The ExOne Company (sample)
Addendum 10a	Usage Agreement DTS
Addendum 10b	Rental Agreement Sandhelden with Addenda 1 and 2

Augsburg, on

Solidas Immobilien & Grundbesitz GmbH	ExOne GmbH
- Landlord -	- Tenant -